Exhibit 5.2

[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

November 17, 2011

Norfolk Southern Corporation Three Commercial Place Norfolk, Virginia 23510

RE:	Norfolk Southern Corporation $500,000,000 3.250% Senior Notes due 2021 and $100,000,000 6.000% Senior Notes due 2111

Ladies and Gentlemen:

We have acted as special counsel to Norfolk Southern Corporation, a Virginia corporation (the “Company”), in connection with the public offering of $500,000,000 aggregate principal amount of the Company’s 3.250% Senior Notes due 2021 (the “2021 Notes”) and $100,000,000 aggregate principal amount of the Company’s 6.000% Senior Notes due 2111 (the “2111 Notes” and, together with the 2021 Notes, the “Notes”), issuable under the Indenture, dated as of June 1, 2009, as amended and supplemented by a second supplemental indenture, dated as of May 23, 2011, and a third supplemental indenture, dated as of September 14, 2011 (as so amended, the “Amended Base Indenture”), and as further supplemented by a fourth supplemental indenture, dated as of November 17, 2011 (the “Fourth Supplemental Indenture” and, together with the Amended Base Indenture, the “Indenture”), between the Company and U.S. Bank Trust National Association, as trustee (the “Trustee”).  On November 14, 2011, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), with Citigroup Global Markets Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

Norfolk Southern Corporation
November 17, 2011

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(i)
the registration statement on Form S-3 (File No. 333-158240) of the Company relating to the Notes and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Post-Effective Amendment No. 1 thereto, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(ii)	an executed copy of the Underwriting Agreement;

(iii)	the global certificate evidencing the 2021 Notes;

(iv)	the global certificate evidencing the 2111 Notes;

(v)	an executed copy of the Amended Base Indenture; and

(vi)	an executed copy of the Fourth Supplemental Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.  As to any facts related to the opinion stated herein that we did not

Norfolk Southern Corporation
November 17, 2011

independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

a)           the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

b)           except to the extent expressly stated in the opinion contained herein, we do not express any opinion with respect to the effect on the opinion stated herein of (i) the compliance or non-compliance of any party to the Indenture with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any such party;

c)           except to the extent expressly stated in the opinion contained herein, we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Indenture or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

d)           we do not express any opinion as to the enforceability of Section 6.12 of the Indenture, nor do we express any opinion with respect to the enforceability of any provisions with respect to the choice of law or the choice of forum of the parties to the Notes and the Indenture; and

e)           we have assumed that neither the execution and delivery by the Company of the Indenture and the Notes, as applicable, nor the performance by the Company of its obligations thereunder: (i) conflicts with or will conflict with the articles of incorporation or by-laws of the Company; (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iv) violates or will violate any law, rule, or regulation to which the Company or its property is subject or (v) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Norfolk Southern Corporation
November 17, 2011

We do not express any opinion as to any laws other than the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Underwriting Agreement, the Indenture, the Notes and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”).  We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinion herein.  Insofar as the opinion expressed herein relates to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect the opinion set forth herein.  The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Notes have been duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement.  We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement dated November 14, 2011 and filed with the Commission.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP